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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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Pershing Square Capital Management, L.P. and certain affiliates posted a video entitled “Pershing Square’s Nominees for ADP’s Transformation” to its YouTube page relating to Automatic Data Processing, Inc. (the “Company”) and to www.ADPascending.com. A transcript of the video is below:

Pershing Square’s Nominees for ADP’s Transformation

October 31, 2017

BILL ACKMAN	Hi, I’m Bill Ackman, the CEO of Pershing Square. As you may know, we are running a proxy contest to elect three directors to the board of ADP. They include myself, Ronee Hagen and Paul Unruh. Let me tell you a little bit more about Ronee. Ronee is an entrepreneur – began her career as an entrepreneur, went into corporate America when her company was acquired and she has been the CEO of a number of businesses – typically turn-around situations where she had to fix broken businesses and focus on making them much more efficient and effective.

Paul Unruh spent his career at the Bechtel Corporation, rising up through the ranks as Treasurer, then CFO and Vice Chairman. And recently, both Paul and Ronee were interviewed by a top Wall Street analyst from Sanford C. Bernstein and Company. I’d like you to hear in their own words their ideas for ADP.

RONEE HAGEN	[Previously Recorded Video]

So I look at the non-financial indicators to judge the health of a business. Look at the employees, look at their engagement, what’s the employee turnover like? Look at the customers. What are the customer surveys saying to you? What’s your market share? How are all of those things going? And you better pay a lot of attention to where you are on those metrics. And then, serving on boards, it’s especially important that you be able to detect those things to tell you whether you’re on track or off track. But the thing I did learn is that you need to move with a lot of urgency once those things do start to deteriorate.

PAUL UNRUH	Over the course of my years at Bechtel, I did have a number of involvements with both Oracle and others in payroll systems development, so I’m quite familiar with that process. But that’s not what I bring to this situation. I do bring that background, but more recently, and I think directly applicable to ADP, is that I am on the board of Symantec. And we recently went through a transformation program where we had a three-member oversight committee of board members, with myself and two others, and we oversaw the delivery of a $400 million-a-year reduction in the run rate of their operating costs, and a corresponding improvement in margin.

MS. HAGEN

You know, I remember when we used to go into banks and I used to stand in line at a bank, and if I had to go in at my lunchtime, I’d say, “Why don’t they have more tellers here? We just need more of them, because I’m not getting the service that I need.” When the fact is, and the answer was, if you’d done my survey I would have said more tellers, but the answer was not to have to go into the bank, period. So I think that when you’re looking at customer service and if you benchmark against the best of customer service, they’re people that you don’t really have to interact with because the systems are very smooth and seamless, and it’s an extraordinary situation if you should have to go to them.

MR. UNRUH	I was very compelled by the comparison of ADP’s margin to its competitors, and especially the case of CDK which had been spun-out of ADP and able to have a tremendous margin improvement outside of the ADP organization. And that was an indicator to me that there are internal factors in ADP in terms of its organization, management structure, layers of authority and that sort of thing, which are preventing them from getting at margin improvement at a pace that would be most rewarding to the shareholders.

If you look at Paychex and others, they have substantially higher margins, and there’s no fundamental impediment for ADP to have similar margins.

We have to approach this surgically. As a surgeon would say, we’re going to do no harm. So there’s a lot of work that can be done here that is, either clearly has mitigatable risks or has risks that can be managed through in other ways.

MS. HAGEN	I think it’s a great company. I think it has terrific potential. And what I bring is the practical aspect of having to execute against some of these great challenges, and I’ve done it successfully.

You know, I think this is a good company, it’s in a good space, I’ve invested in it. And I think the opportunities here are pretty significant.

MR. UNRUH	Well, I think I would bring a fresh set of eyes and perspective and financial expertise to the board. I think more than anything, I bring a very recent experience in how to manage a transformation project. And that’s something that I don’t believe any of the board members have that would be outgoing. And I think we could get started quickly.

[End of Previously Recorded Video]

MR. ACKMAN	The election is on November 7. Please vote the GOLD card to support Ronee, Paul and myself, the nominees for ADP’s transformation. We will work very hard to make this a better and more successful company. If you have previously voted a white card simply vote the GOLD card dated today. The most recently dated card will determine your vote at the election. Thank you so much.